Exhibit 99.1
Alliance HealthCard Reports Results for Second Fiscal Quarter 2009
NORMAN, OK —(MARKET WIRE)— May 14, 2009 — Alliance HealthCard, Inc. (OTC BB:ALHC.OB — News), a leading provider of health discount and lifestyle benefits, today announced its financial results for the second quarter ended March 31, 2009.
Revenue for the fiscal 2009 second quarter was a record $5.9 million, up 11% compared with our fiscal 2008 second quarter. Gross profit was $2.0 million in this quarter, down from $2.4 million in the same 2008 period primarily due to increased unemployment claims costs in our BMS unit. Net income for our 2009 second fiscal quarter was $330,000 or $0.02 per fully diluted share. Our stockholder’s equity at March 31, 2009 was $4.6 million, an increase from $1.9 million from March 31, 2008.
Chief Executive Officer Danny Wright commented, “The quarter was a monumental quarter in a couple of facets. First, we closed our largest acquisition to date with Access Plans USA, effective April 1, 2009. This transaction represents over $30 million annually in revenue to the company. Results from the acquisition will be included in our fiscal third quarter, ending June 30, 2009. Secondly, it significantly increases our product base through the addition of an agency for the distribution of insured health plans, a very large and fragmented industry that opens future growth opportunities. This new business unit is America’s Health Care Plan Agency (AHCP) which has approximately 3,000 independent agents distributing major medical plans. AHCP is one of the largest, independent agent-driven distributors of individual major medical plans in the country.
Wright further commented, “While we continue to show revenue gains, over the last couple of quarters, we have experienced significant increases in our claims expense related primarily to increases in the national unemployment rate. These increases in direct costs have impacted the improving operating income we had seen for several quarters on a year-over-year basis. As things begin to stabilize in the employment sector, we anticipate the claims increases will moderate.”
Brett Wimberley, President, stated, “The revenue growth for the quarter continues to reflect on the strength of our recurring revenue model with a high level of client retention. In addition to growth with existing customers, several new accounts added in the last two quarters contributed to revenue for the current quarter. Given the current economic conditions, we are very pleased with the continued expansion of our sales.”
Wimberley further commented, “Our results for this quarter also included expenses associated with the Access Plans acquisition, including due diligence, travel, and other integration costs that impacted our net income for the quarter. The acquisition expenses, which represented approximately $100,000, are non-recurring and should not impact future quarters.”

About Alliance HealthCard
Alliance HealthCard, Inc. (OTC BB:ALHC.OB) is an international marketing company specializing in the design, distribution and marketing of a broad range of consumer discount products and services ranging from medical, dental and pharmacy to groceries, restaurants, travel, automotive and a host of others. The Company also designs and markets in its consumer package specialty insurance and warranty products on the goods its marketing clients sell to their customers. The Company’s plans are sold to consumers primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance, and billing. The Company also manages America’s Health Care Plans (AHCP), the largest independent agent network in the country for the marketing of individual major medical health insurance. For more information on Alliance HealthCard, Inc. please visit: www.alliancehealthcard.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Contacts:
Alliance HealthCard
Tom Kiser
770-734-9255 ext. 206
Email Contact

Alliance HealthCard, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Net revenues	$5,885,623	$5,291,812
Direct costs	3,887,359	2,934,862

Gross Profit	1,998,264	2,356,950

Marketing and sales expenses	284,163	363,285
Depreciation and amortization expenses	139,703	138,405
General and administrative expenses	922,974	784,160

Operating income	651,424	1,071,100
Other income (expense):
Other income	—	163,591
Interest income	3,404	10,014
Interest (expense)	(47,236)	(54,375)

Total other income (expense):	(43,832)	119,230

Income before income taxes	607,592	1,190,330
Deferred income tax benefit	—	—
Income taxes	277,704	461,471

Net income	$329,888	$728,859

Per share data:
Basic	$0.02	$0.05

Diluted	$0.02	$0.05

Basic weighted average shares outstanding	14,833,127	14,688,986

Basic weighted diluted average shares outstanding	14,856,278	15,405,213

Alliance HealthCard, Inc.
Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2009	2008
	(Unaudited)	(Derived From Audited Statements)
Assets
Current assets:
Cash and cash equivalents	$2,880,831	$3,012,683
Restricted cash	156,935	156,935
Accounts receivable, net	2,581,809	2,486,938
Prepaid expenses	243,051	31,372

Total current assets	5,862,626	5,687,928
Furniture and equipment, net	154,639	165,020
Goodwill	2,534,152	2,534,152
Intangibles-Customer lists, net	1,458,325	1,708,883
Investment in LLC, pledged	100,000	—
Deferred income taxes and other	565,107	427,604

Total assets	$10,674,849	$10,523,587

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$935,248	$927,101
Accrued salaries and benefits	170,281	161,732
Claims liability	839,000	462,596
Deferred revenue	664,441	843,868
Current portion of notes payable to related parties	2,153,697	2,289,663
Liability for unrecognized tax benefit	166,000	166,000
Other accrued liabilities	1,188,147	1,468,349

Total current liabilities	6,116,814	6,319,309
Long term liabilities:
Notes payable to related parties, net of discount and current portion shown above	—	931,581

Total liabilities	6,116,814	7,250,890

Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 14,833,127 shares issued and outstanding at March 31, 2009 and September 30, 2008, respectively	14,833	14,833
Additional paid-in-capital	6,808,721	6,808,721
Retained deficit	(2,265,519)	(3,550,857)

Total stockholders’ equity	4,558,035	3,272,697

Total liabilities and stockholders’ equity	$10,674,849	$10,523,587